
                           GREEN MOUNTAIN COFFEE, INC.

                                   Exhibit 11
                       Computation of Net Income Per Share
                                   (unaudited)


                                   Twelve weeks ended      Forty weeks ended
                                  July 5,     July 6,      July 5,    July 6,
                                    1997       1996         1997       1996
                                 ---------   ---------    ---------  ---------
Net income ..................... $   1,000   $ 149,000   $1,302,000   $ 926,000
                                 =========   =========   ==========   =========

Primary weighted common
  shares outstanding:
   Common stock ................ 3,424,282   3,399,795    3,419,356   3,399,795
   Dilutive effect of outstanding
   common stock options ........    32,666      27,887       29,815      27,797
                                 ---------   ---------    ---------   ---------
Weighted average common and
  common equivalent shares ....  3,456,948   3,427,682    3,449,171   3,427,592
                                 =========   =========    =========   =========

Net income per share ..........  $    0.00   $    0.04    $    0.38   $    0.27
                                 =========   =========    =========   =========



   This Exhibit should be read in conjunction with the accompanying unaudited interim consolidated financial statements and the notes thereto.

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